ADMINISTRATION AGREEMENT

         AGREEMENT made as of February 28, 1997 between Fremont Investment Advisors, Inc. ("Fremont"), a California corporation having its principal place of business at 333 Market Street, San Francisco, California 94105 and Countrywide Fund Services, Inc. ("Countrywide"), an Ohio corporation having its principal place of business at 312 Walnut Street, Cincinnati, Ohio 45202.

         WHEREAS, Fremont is registered as an investment adviser under the Investment Advisers Act of 1940 and has entered into an investment advisory agreement (the "Management Agreement") with Fremont Mutual Funds, Inc. (the "Funds"); and

         WHEREAS, the Funds have been organized as a Maryland corporation to operate as an investment company registered under the Investment Company Act of 1940; and

         WHEREAS, Fremont provides investment management and administrative services to the Funds pursuant to the Management
Agreement; and

         WHEREAS, Fremont wishes to avail itself of the information, advice, assistance and facilities of Countrywide to perform on behalf of the Funds the administrative services as hereinafter described; and

         WHEREAS, Countrywide wishes to provide such services to Fremont under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, Fremont and Countrywide agree as follows:

         1. EMPLOYMENT. Fremont, being duly authorized, hereby employs Countrywide to perform those services described in this Agreement. Countrywide shall perform the obligations thereof upon the terms and conditions hereinafter set forth.

         2. FUND ADMINISTRATION. Subject to the direction and control of Fremont, Countrywide shall assist Fremont in supervising the Funds' business affairs not otherwise supervised by other agents of the Funds. The duties and responsibilities to be performed by Countrywide shall include the following:
(1) preparation of all registration statements and prospectuses of the Funds, semiannual reports on Form N-SAR and Rule 24f-2 Notices, and the filing thereof with the appropriate federal regulatory authorities; (2) filing of all public financial statements and financial reports with the appropriate federal regulatory authorities, and the distribution to shareholders of the Funds; (3) review of all marketing materials prepared on

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behalf of the Funds, and the filing thereof with the National Association of
Securities Dealers, Inc.; (4) coordination and liaison between the Funds and their outside legal counsel; (5) management and scheduling of regular meetings of the Funds' Board of Directors, and in connection therewith, providing all necessary assistance in the conduct of such meetings, and the maintenance of minutes of such meetings (provided, however, that Countrywide will be reimbursed by Fremont for expenses incurred by its employees in attending any such meetings); and (6) supplying or obtaining on behalf of the Funds such other advice or assistance as may be necessary or desirable in the continuing administration of the Funds' business affairs.

         3. RECORDKEEPING AND OTHER INFORMATION. Countrywide shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Funds. Where applicable, such records shall be maintained by Countrywide for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940.

         4. AUDIT, INSPECTION AND VISITATION. Countrywide shall make available to Fremont during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Funds or any regulatory agency having authority over the Funds.

         5. COMPENSATION. For the performance of its obligations under this Agreement, Fremont shall pay to Countrywide, with respect to the nine (9) existing series, a monthly fee of $6,500, to be paid in arrears. Such monthly fee shall be increased by $500 for each new series of shares, or each new class of any existing or future series, offered for sale by Fremont Mutual Funds. Fremont is solely responsible for the payment of fees to Countrywide, and Countrywide agrees to seek payment of its fees solely from Fremont. Countrywide shall not reimburse Fremont for (or have deducted from its fees) any expenses of the Funds in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Funds.

         6. LIMITATION OF LIABILITY. Countrywide shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with instructions from Fremont, provided, however, that such acts or omissions shall not have resulted from Countrywide's willful misfeasance, bad faith or negligence.

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         7. COMPLIANCE WITH THE INVESTMENT COMPANY ACT OF 1940. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for Fremont which services could cause Countrywide to be deemed an "investment adviser" of the Funds within the meaning of Section 2(a)(20) of the Investment Company Act of 1940 or to supersede or contravene the Prospectus or Statement of Additional Information of the Funds or any provisions of the Investment Company Act of 1940 and the rules thereunder.

         8. TERMINATION. This Agreement may be terminated by either party upon thirty (30) days' written notice to the other party. This Agreement shall terminate automatically in the event of termination of the Management Agreement. Upon the termination of this Agreement, Fremont shall pay Countrywide such compensation as may be payable for the period prior to the effective date of such termination.

         9. ABSENCE OF LIABILITY. Countrywide is hereby expressly put on notice that the Funds are not contracting parties to this Agreement and assume no obligations pursuant to this Agreement. Countrywide shall seek satisfaction of any obligations arising out of this Agreement only from Fremont, and not from the Funds nor the Funds' directors, officers, employees or shareholders. Countrywide shall not act as agent for or bind either Fremont or the Funds in any matter.

         10. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                           FREMONT INVESTMENT ADVISORS, INC.

                           By:______________________________

                           COUNTRYWIDE FUND SERVICES, INC.

                           By:______________________________
                           Its: President

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